Exhibit 99.1

New River Pharmaceuticals Announces Third Quarter 2006 Results

Radford, VA., November 7, 2006 - New River Pharmaceuticals Inc. (NASDAQ: NRPH) today announced its financial results for the three months ended October 1, 2006. New River recognized a net loss of $13.6 million, or $(0.38) per share, basic and diluted, for the three months ended October 1, 2006, compared to a net loss of $9.1 million, or $(0.25) per share, for the three months ended October 2, 2005. Cash and short-term investment balances were $162.8 million at October 1, 2006.

For the three months ended October 1, 2006, New River recognized $5.0 million of revenue related to its collaboration agreement with Shire Pharmaceuticals Group plc (Shire) (LSE: SHP; Nasdaq: SHPGY; TSX: SHQ) with respect to NRP104, New River’s lead product candidate. New River is recognizing milestone revenue from the collaboration that is not subject to refund over the estimated product development period for each of three indications for NRP104, pediatric, adult and adolescent, based on the estimated proportional effort associated with each indication. To date, New River has received $100 million under the terms of its collaboration with Shire, a portion of which is refundable under certain circumstances, and has recognized $31.9 million of the amount received as revenue.

During the third quarter, New River sold approximately $137.8 million principal amount of convertible notes due in 2013 to institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes bear interest at 3.5% per year. In connection with the sale of the notes, New River entered into convertible note hedge transactions with respect to its common stock at a cost of approximately $43.5 million and sold warrants to acquire its common stock in private transactions for net proceeds of approximately $29.5 million. New River also concurrently purchased $41.0 million of its common stock under a prepaid forward purchase contract. These transactions were designed to offset New River’s exposure to potential dilution upon conversion of the notes. In addition, New River intends to use the remaining net proceeds for working capital to develop its sales and marketing capabilities for NRP104, including the co-promotion of NRP104 under the terms of the collaboration agreement with Shire, as well as for research and development of its other product candidates and for general corporate purposes.

General and administrative expenses were $6.2 million for the three months ended October 1, 2006 compared to $4.3 million for the three months ended October 2, 2005. The increase in these expenses is due primarily to increases in shared marketing expenses with Shire under the terms of the collaboration agreement.

Research and development expenses were $13.3 million for the three months ended October 1, 2006, compared to $5.2 million for the three months ended October 2, 2005. This increase is primarily the result of increases in external development costs associated with NRP104, including manufacturing costs of validation batches, and stock-based compensation expense as a result of accelerating the vesting of certain awards in recognition of employee performance. Stock-based compensation expense was $4.0 million for the three months ended October 1, 2006, of which $3.3 million was related to equity-settled awards that have a non-cash impact on New River.

“We continue to execute on all fronts and are well positioned to build on our capabilities,” said Krish Krishnan, New River’s Chief Financial and Chief Operating Officer. “On October 6, 2006, we received an approvable letter from the FDA on NRP104 for the treatment of ADHD in children. We anticipate launching NRP104 in the second quarter of 2007 in collaboration with Shire. We recently completed an End-of-Phase 2 meeting with the FDA on NRP290, our second pipeline candidate, which we are developing for the treatment of acute pain. We also believe we are making good progress in other areas of our portfolio such as hormone replacement therapy and chronic pain.”

New River Pharmaceuticals Inc. is a specialty pharmaceutical company developing novel pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets.

For further information on New River, please visit the company’s website at www.nrpharma.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on March 15, 2006; the timing, progress and likelihood of success of our product research and development programs; the timing and status of our preclinical and clinical development of potential drugs; the likelihood of success of our drug products in clinical trials and the regulatory approval process; our drug products’ efficacy, abuse and tamper resistance, resistance to intravenous abuse, onset and duration of drug action, ability to provide protection from overdose, ability to improve patients’ symptoms, incidence of adverse events, ability to reduce opioid tolerance, ability to reduce therapeutic variability, and ability to reduce the risks associated with certain therapies; the ability to develop, manufacture, launch and market our drug products; our projections for future revenues, profitability and ability to achieve certain threshold sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likelihood of obtaining favorable scheduling and labeling of our drug products; the likelihood of regulatory approval under the Federal Food, Drug, and Cosmetic Act without having to conduct long and costly trials to generate all of the data which are often required in connection with a traditional new chemical entity; our ability to develop safer and improved versions of widely prescribed drugs using our Carrierwave (TM) technology; our success in developing our own sales and marketing capabilities for our lead product candidate, NRP104; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ annual report on Form 10-K, filed with the SEC on March 15, 2006, as well as other public filings with the SEC.

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com

NEW RIVER PHARMACEUTICALS INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

Assets	October 1, 2006	January 1, 2006
Current assets:
Cash and cash equivalents	$73,974,851	$3,515,572
Short-term investments	88,825,000	49,250,000
Other receivables	371,289	135,755
Prepaid expenses and other current assets	1,494,873	798,090
Total current assets	164,666,013	53,699,417

Property and equipment:
Leasehold improvements	99,644	94,609
Machinery and equipment	1,110,950	819,472
Construction in progress	301,689	—
	1,512,283	914,081
Less accumulated depreciation and amortization	676,981	653,427
Property and equipment, net	835,302	260,654
Convertible notes issuance costs	4,414,620	—
Total assets	$169,915,935	$53,960,071

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Capital lease obligation - current	$24,252	$22,298
Accounts payable	7,743,639	1,548,473
Unpaid and accrued research and development expenses	8,406,226	3,201,732
Accrued compensation	2,254,728	2,203,898
Due to affiliates	174,460	34,138
Interest payable	879,566	—
Deferred revenue - current	8,178,482	—
Accrued stock based compensation - current	2,009,308	—
Total current liabilities	29,670,661	7,010,539

Capital lease obligation - noncurrent	8,707	27,148
Accrued stock-based compensation	7,194,806	3,404,435
Deferred revenue	59,970,988	50,000,000
Convertible notes	137,750,000	—
Total liabilities	234,595,162	60,442,122

Shareholders’ Equity (Deficit):
Preferred stock, par value $0.001 per share.
Authorized 25,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share. Authorized 150,000,000 shares; issued and outstanding 36,708,732 shares at October 1, 2006 and 36,367,064 shares at January 1, 2006	36,709	36,367
Additional paid-in capital	15,277,219	63,326,824
Accumulated deficit	(79,993,155)	(69,845,242)
Total shareholders’ equity (deficit)	(64,679,227)	(6,482,051)
Commitments and contingencies
Total liabilities and shareholders’ equity (deficit)	$169,915,935	$53,960,071

NEW RIVER PHARMACEUTICALS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	October 1, 2006	October 2, 2005	October 1, 2006		October 2, 2005
	(Unaudited)		(Unaudited)
Collaboration revenues	$5,025,453	$—		$31,850,530	$—

Operating costs and expenses:
Selling, general, and administrative	6,224,842	4,327,045		19,720,602	9,272,568
Research and development	13,292,263	5,247,036		24,390,172	14,072,247
Depreciation and amortization of property and equipment	34,698	41,562		115,400	116,378
Total operating expenses	19,551,803	9,615,643		44,226,174	23,461,193
Operating income (loss)	(14,526,350)	(9,615,643)		(12,375,644)	(23,461,193)

Other income (expense):
Loss on disposal of fixed assets	(10,226)	—		(10,226)	—
Interest expense	(993,897)	(1,633)		(996,428)	(3,487)
Interest income	1,921,871	515,814		3,945,282	1,336,552
Total other income, net	917,748	514,181		2,938,628	1,333,065
Loss before cumulative effect of change in accounting principle	(13,608,602)	(9,101,462)		(9,437,016)	(22,128,128)

Cumulative effect of a change in accounting principle	—	—		(710,897)	—
Net loss	$(13,608,602)	$(9,101,462)		$(10,147,913)	$(22,128,128)
Net loss per share:
Basic	$(0.38)	$(0.25)	$	(0.28)	$(0.62)
Diluted	$(0.38)	$(0.25)		$(0.28)	$(0.62)